Exhibit 99.1

PRA Group Announces Expansion of European Credit Facility

NORFOLK, Va., Mar. 31, 2020 - PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that on March 27, 2020 it amended and expanded its European credit facility, increasing the committed facility by $200 million for a total European revolving credit facility of $1.3 billion. The amended facility extends the maturity of the facility to February 19, 2023 and includes an accordion feature to allow for future increases.

"I am excited to announce the expansion and extension of our European Credit Facility. This process started several months ago in order to capitalize on the opportunity in the European market. I am gratified that in the midst of this crisis, our European bank group had the confidence in us to keep this process on track. We appreciate their continued support and commitment to PRA Group," said Pete Graham, executive vice president and chief financial officer for PRA Group.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With thousands of employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

About Forward-Looking Statements
Statements made herein which are not historical in nature, including PRA Group’s or its management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The forward-looking statements in this press release are based upon management's current beliefs, estimates, assumptions and expectations of PRA Group’s future operations and financial and economic performance, taking into account currently available information. These statements are not statements of historical fact or guarantees of future performance, and there can be no assurance that anticipated events will transpire or that our expectations will prove to be correct. Forward-looking statements involve risks and uncertainties, some of which are not currently known to PRA Group. Actual events or results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including risk factors and other risks that are described from time to time in PRA Group’s filings with the Securities and Exchange Commission including but not limited to PRA Group’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, which are available through PRA Group's website and contain a detailed discussion of PRA Group's business, including risks and uncertainties that may affect future results.

Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of today. Information in this press release may be superseded by recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. Except as required by law, PRA assumes no obligation to publicly update or revise its forward-looking statements contained herein to reflect any change in PRA Group’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
IR@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com